Exhibit 99.1

May 14 , 2015

Herbalife Responds to Court’s Final Approval of Bostick Class Action Settlement

LOS ANGELES–(BUSINESS WIRE) – Global nutrition company, Herbalife Ltd. (NYSE:HLF) today issued the following statement:

“Herbalife welcomes the decision by the U.S. District Court for the Central District of California to grant final approval of the class action settlement in the matter of Dana Bostick v. Herbalife International of America Inc et al.

As we have consistently stated, we believe that the settlement is fair, reasonable and adequate to class members, and we note the court found that the low number of claimants was not surprising in light of the substantial survey results indicating that most people join Herbalife to become discount consumers of our products.”

About Herbalife Ltd.

Herbalife Ltd. (NYSE:HLF) is a global nutrition company that sells weight-management, nutrition and personal care products intended to support a healthy lifestyle. Herbalife products are sold in more than 90 countries to and through a network of independent members. The company supports the Herbalife Family Foundation and its Casa Herbalife program to help bring good nutrition to children. Herbalife’s website contains a significant amount of financial and other information about the company at http://ir.Herbalife.com. The company encourages investors to visit its website from time to time, as information is updated and new information is posted.

Herbalife Ltd.

Julian Cacchioli, 213-745-0519

Source: Herbalife Ltd.

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